EXHIBIT 5.1

October 29, 2018

INMUNE BIO INC.

1224 Prospect Street, Suite 150

La Jolla, CA 92037

Ladies and Gentlemen:

We have acted as counsel to INMUNE BIO INC., a Nevada company (the “Company”), in connection with the Registration Statement on Form S-1, Registration No. 333-227122 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), with respect to the registration of (i) an aggregate of 2,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (ii) placement agent’s warrants representing six point five percent (6.5%) of the aggregate number of Shares included in the Registration Statement, exercisable at a per share price equal to $8.00 (the “Placement Agent’s Warrants”), and (iv) all shares of Common Stock issuable upon exercise of the Placement Agent’s Warrants.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

With respect to the Shares, when such shares have been issued and delivered against payment of the purchase price therefor in accordance with the placement agent agreement and as contemplated by the Registration Statement, and with respect to the shares issuable upon exercise of the Placement Agent’s Warrants, when such shares have been duly issued and delivered against payment of the exercise price therefor as contemplated by the terms of the warrant agreement, such shares of Common Stock will be validly issued, fully paid and nonassessable.

The information set forth herein is as of the date hereof. We assume no obligation to advise you of changes that may hereafter be brought to our attention. We are members of the Bar of the State of New York. We do not express any opinion concerning the laws of any jurisdiction other than (i) the State of New York, (ii) the Federal laws of the United States, and (iii) the Nevada Private Corporations Chapter of the Nevada Revised Statutes. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy that may be enacted or adopted after the date hereof, nor do we assume any responsibility to advise you of future changes in our opinion. We do not express an opinion on any matters other than those expressly set forth in this letter.

We hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement as filed with the Securities and Exchange Commission and to the reference to our firm under the heading “Legal Matters” in the Prospectus and the Registration Statement.

Very truly yours,

/s/ Sichenzia Ross Ference LLP
Sichenzia Ross Ference LLP
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